Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

The Board of Directors

BancTrust Financial Group, Inc.

We consent to the incorporation by reference in the Registration Statements (No. 333-71910, 333-87659, 333-76575, 333-115129 and 333-106621) on Form S-8 and (No. 333-115129) on Form S-3 of BancTrust Financial Group, Inc. of our reports dated March 13, 2006, with respect to the consolidated statements of condition of BancTrust Financial Group, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which report appears elsewhere in the December 31, 2005 Annual Report on Form 10-K of BancTrust Financial Group, Inc.

/s/ KPMG LLP

Birmingham, Alabama

March 15, 2006